Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2019 FINANCIAL RESULTS

Englewood, Colorado, February 26,  2020 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported fourth quarter and year end 2019 results.  Headlines include (1):

•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong full year 2019 results
▪	Self-pay net subscriber additions of one million plus for 10th consecutive year
▪	2019 revenue increased to $7.8 billion; pro forma revenue increased 8% to $7.9 billion
▪	Full-year net income of $914 million; diluted EPS of $0.20
▪	Adjusted EBITDA(2) hit record $2.4 billion, up 14%
▪	SiriusXM capital returns in 2019 totaled $2.4 billion
▪	SiriusXM confirmed 2020 guidance
o	Liberty Media’s ownership of SiriusXM stood at 71.6% as of January 31st
o	From November 1st through January 31st, Liberty SiriusXM Group repurchased 1.2 million LSXMA/K shares for total cash consideration of $55 million
•	Attributed to Formula One Group
o	Audience figures increased across TV and digital platforms in 2019 for third consecutive year
▪	Cumulative TV viewers up 9% to 1.9 billion
▪	Social media followers increased 33% to 24.9 million
o	Aggregate attendance at races grew 2% to 4.2 million in 2019
▪	Average attendance per race weekend increased 2% to over 200,000
o	2020 season marks F1’s 70th anniversary and begins March 15th in Melbourne
o	From November 1st through January 31st, Formula One Group purchased 1.1 million LSXMA/K shares for total cash consideration of $52 million
•	Attributed to Braves Group
o	Baseball revenue grew 8% to $438 million in 2019

o	Regular season tickets sold increased to 2.7 million in 2019

“2019 was a strong year for our companies,” said Greg Maffei, Liberty Media President and CEO.  “SiriusXM marked ten consecutive years of adding one million plus self-pay net subscribers and returned capital of nearly $2.4 billion in 2019.   Formula 1 produced exceptional financial results, added viewers and grew race attendance.  The Braves also had the highest ticket sales since 2007.”

Operating Results

Unless otherwise noted, the following discussion compares financial information for the three months or year ended December 31, 2019 to the same period in 2018.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the fourth quarter and full year 2019. Approximately $12 million and $34 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group in the fourth quarter and full year 2019, respectively.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2018	2019	% Change	2018	2019	% Change
	amounts in millions			amounts in millions
Liberty SiriusXM Group
Revenue
Sirius XM Holdings	$1,496	$2,062	38%	$5,771	$7,794	35%
Total Liberty SiriusXM Group	$1,496	$2,062	38%	$5,771	$7,794	35%
Operating Income (Loss)
Sirius XM Holdings	442	382	(14)%	1,659	1,578	(5)%
Corporate and other	(6)	(12)	(100)%	(39)	(34)	13%
Total Liberty SiriusXM Group	$436	$370	(15)%	$1,620	$1,544	(5)%
Adjusted OIBDA
Sirius XM Holdings	574	582	1%	2,233	2,453	10%
Corporate and other	(1)	(7)	(600)%	(16)	(17)	(6)%
Total Liberty SiriusXM Group	$573	$575	—%	$2,217	$2,436	10%

SiriusXM’s financial results above include the results of Pandora beginning February 1, 2019, the date Pandora was acquired by SiriusXM. Pro forma results for SiriusXM including Pandora for all periods presented, including adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value of gain or loss on the Pandora investment and associated tax impacts, can be found in Liberty Media’s Form 10-K for the year ended December 31, 2019.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone fourth quarter and full year results on February 4, 2020.  For additional detail on SiriusXM’s financial results, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The Formula One Group holds an approximate 0.3% intergroup interest in the Liberty SiriusXM Group as of January 31, 2020. Assuming the issuance of the shares underlying the intergroup interest held by the Formula One Group, the Liberty SiriusXM Group outstanding share count as of January 31, 2020 would have been 316 million.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM, which includes its subsidiary Pandora.

FORMULA ONE GROUP –   The following table provides the financial results attributed to the Formula One Group for the fourth quarter and full year 2019. Approximately $15 million and $44 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Formula One Group in the fourth quarter and full year 2019, respectively.

 “Formula 1 continues to benefit from the investments made in the business over the past few years.  We see this in the strong financial results, viewership, attendance and engagement.  2020 marks the 70th anniversary of the sport which will provide further momentum,” said Chase Carey, Formula 1 Chairman and CEO.  “We are excited to welcome two new Grands Prix to the calendar in Vietnam and the Netherlands and look forward to the debut of the second season of the Netflix series ‘Formula 1:  Drive to Survive’ on February 28th.”

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2019	2018	2019
	amounts in millions		amounts in millions
Formula One Group
Revenue
Formula 1	$481	$523	$1,827	$2,022
Total Formula One Group	$481	$523	$1,827	$2,022
Operating Income (Loss)
Formula 1	$(12)	$(6)	$(68)	$17
Corporate and other	(17)	(17)	(42)	(52)
Total Formula One Group	$(29)	$(23)	$(110)	$(35)
Adjusted OIBDA
Formula 1	$105	$110	$400	$482
Corporate and other	(13)	(13)	(25)	(36)
Total Formula One Group	$92	$97	$375	$446

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	Three months ended			Twelve months ended
	December 31,			December 31,
	2018	2019	% Change	2018	2019	% Change
	(unaudited)			(unaudited)
	amounts in USD millions			amounts in USD millions
Primary Formula 1 revenue	$351	$382	9%	$1,487	$1,664	12%
Other Formula 1 revenue	130	141	8%	340	358	5%
Total Formula 1 revenue	$481	$523	9%	$1,827	$2,022	11%
Operating expenses (excluding stock-based compensation included below):
Team payments	(217)	(246)	(13)%	(913)	(1,012)	(11)%
Other cost of Formula 1 revenue	(111)	(124)	(12)%	(360)	(381)	(6)%
Cost of Formula 1 revenue	$(328)	$(370)	(13)%	$(1,273)	$(1,393)	(9)%
Selling, general and administrative expenses	(48)	(43)	10%	(154)	(147)	5%
Adjusted OIBDA	$105	$110	5%	$400	$482	21%
Stock-based compensation	(4)	(4)	—%	(16)	(19)	(19)%
Depreciation and Amortization	(113)	(112)	1%	(452)	(446)	1%
Operating income (loss)	$(12)	(6)	50%	$(68)	17	125%

Number of races in period	5	5		21	21

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) broadcasting fees and (iii) advertising and sponsorship fees. For the year ended December 31, 2019, these revenue streams comprised 30%, 38% and 15%, respectively, of total F1 revenue.

Primary F1 revenue grew in both the fourth quarter and full year 2019. Broadcast revenue increased in the fourth quarter and full year due to contractual rate increases, partially offset by the impact of weaker foreign exchange rates. Advertising and sponsorship revenue was relatively flat in the fourth quarter, and advertising and sponsorship revenue grew in the full year due to revenue from new sponsorship agreements.  Growth in these revenue streams was partially offset by a decline in race promotion revenue in both the fourth quarter and full year. The fourth quarter decline in race promotion revenue was primarily due to the renewal terms of one contract, and the full year decline was driven by the impact of renewal terms of two contracts and weaker prevailing foreign exchange rates.

Other F1 revenue increased in the fourth quarter and full year 2019 driven by increases in digital media revenue, higher Paddock Club attendance, increased revenue from other event-based activities and higher sales of equipment, parts and maintenance to F2 and F3 teams.

Operating income grew in the fourth quarter and full year 2019.   Adjusted OIBDA increased in the fourth quarter and full year due to the aforementioned revenue growth, partially offset by elevated costs. Team payments increased in the fourth quarter and full year driven by the growth in F1 revenue and the associated impact on variable elements of team payments. Other cost of F1 revenue increased in the fourth quarter and full year due to various technical initiatives, the continued further development and delivery of digital and social media products and platforms, increased costs related to the sale of equipment, parts, maintenance and other services provided to F2 and F3 teams and higher FIA fees.  Selling, general and administrative expense decreased in the fourth quarter and full year driven by lower bad debt expense and foreign exchange gains, partially offset by higher personnel and information technology costs.

F1’s total net debt to covenant OIBDA ratio, as defined in F1’s credit facilities for covenant calculations, was approximately 5.1x as of December 31, 2019, as compared to a maximum allowable leverage ratio of 8.25x.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1, its interest in Live Nation, minority equity investments and intergroup interests in the Braves Group and Liberty SiriusXM Group.  There are approximately 9.1 million notional shares underlying the Formula One Group’s 15.1% intergroup interest in the Braves

Group and approximately 1.1 million notional shares underlying the Formula One Group’s 0.3% intergroup interest in the Liberty SiriusXM Group as of January 31, 2020.

BRAVES GROUP -    The following table provides the financial results attributed to the Braves Group for the fourth quarter and full year 2019. Approximately $1 million and $7 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group in the fourth quarter and full year 2019, respectively.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2019	2018	2019
	amounts in millions		amounts in millions
Braves Group
Revenue
Corporate and other	$32	$34	$442	$476
Total Braves Group	$32	$34	$442	$476
Operating Income (Loss)
Corporate and other	(28)	(45)	1	(39)
Total Braves Group	$(28)	$(45)	$1	$(39)
Adjusted OIBDA
Corporate and other	(12)	(24)	88	49
Total Braves Group	$(12)	$(24)	$88	$49

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

Braves Operating Results

	Three months ended			Twelve months ended
	December 31,			December 31,
	2018	2019	% Change	2018	2019	% Change
	amounts in millions
Baseball revenue	$22	$23	5%	$404	$438	8%
Development revenue	10	11	10%	38	38	—%
Total revenue	$32	$34	6%	$442	$476	8%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(18)	(35)	(94)%	(265)	(340)	(28)%
Selling, general and administrative expenses	(25)	(22)	12%	(83)	(82)	1%
Adjusted OIBDA	$(11)	$(23)	(109)%	$94	$54	(43)%
Stock-based compensation	(2)	(4)	(100)%	(10)	(15)	(50)%
Depreciation and Amortization	(13)	(17)	(31)%	(76)	(71)	7%
Operating income (loss)	$(26)	$(44)	(69)%	$8	$(32)	500%

Regular season home games in period	—	—		81	81
Postseason home games in period	2	3		2	3
Baseball revenue per home game(1)	NA	NA		$5.0	$5.4

(1)	Baseball revenue per regular season home game.

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) national broadcast rights, licensing and other shared MLB revenue streams. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

Baseball revenue grew in the fourth quarter due to  three postseason home games held in 2019 compared to two in the prior year. For the full year 2019, baseball revenue grew primarily due to increased ballpark operations revenue driven by higher attendance as well as growth in local and national broadcast rights. Development revenue grew modestly in the fourth quarter primarily due to increased retail tenant rental income. For the full year 2019, development revenue was flat despite the absence of revenue from the residential portion of the Battery in the current year due to its sale on October 9, 2018.

Operating loss grew and adjusted OIBDA declined in the fourth quarter and full year 2019. Revenue growth was more than offset by growth in operating expenses due to higher player salaries, increased baseball operations costs related to the new spring training facility and higher player development costs, increased obligations under MLB’s revenue sharing plan and higher concession related costs due to increased attendance.

The Formula One Group holds an approximate 15.1% intergroup interest in the Braves Group as of January 31, 2020. Assuming the issuance of the shares underlying the intergroup interest held by the Formula One Group, the Braves Group outstanding share count as of January 31, 2020 would have been 60 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, six minor league baseball clubs and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From November 1, 2019 through January 31, 2020,  Liberty SiriusXM Group repurchased approximately 709 thousand Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $47.45 for total cash consideration of $33 million and repurchased approximately 446 thousand Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $48.74 for total cash consideration of $22 million.

From November 1, 2019 through January 31, 2020,  Formula One Group purchased approximately 636 thousand Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $47.71 for total cash consideration of $30 million and purchased approximately 446 thousand Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $48.74 for total cash consideration of $22 million.

The total remaining repurchase authorization for Liberty Media as of February 1, 2020 is approximately $1.3 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 10:00  a.m. (E.S.T.) on February 26, 2020.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations, see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-K for the year ended December 31, 2019.

Fair Value of Corporate Public Holdings

(amounts in millions)	9/30/2019	12/31/2019
Liberty SiriusXM Group
iHeart(1)	$105	$118
Total Liberty SiriusXM Group	$105	$118
Formula One Group
Live Nation Investment(2)	4,620	4,978
Other Public Holdings(3)	288	242
Total Formula One Group	$4,908	$5,220
Braves Group	N/A	N/A
Total Liberty Media	$5,013	$5,338

(1)	Includes fair value of iHeart shares and warrants which are included in other long-term assets.
(2)

Represents the fair value of the equity investment attributed to Formula One Group. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at $792 million and $746 million as of September 30, 2019 and December 31, 2019,  respectively.

(3)	Represents the carrying value of other public holdings which are accounted for at fair value. Excludes Braves Group and Liberty SiriusXM Group intergroup interests.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2019	12/31/2019
Cash, Cash Equivalents and Restricted Cash Attributable to:
Liberty SiriusXM Group(1)(2)	$144	$507
Formula One Group(3)	419	587
Braves Group(2)	210	212
Total Consolidated Cash, Cash Equivalents and Restricted Cash (GAAP)	$773	$1,306

Debt:
SiriusXM senior notes(4)	$7,750	$7,750
Pandora convertible senior notes	194	194
2.125% exchangeable senior debentures due 2048(5)	400	400
2.75% exchangeable senior debentures due 2049(5)	—	604
Margin loans	550	350
Other subsidiary debt(6)	65	—
Total Attributed Liberty SiriusXM Group Debt	$8,959	$9,298
Unamortized discount, fair market value adjustment and deferred loan costs	(102)	(53)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$8,857	$9,245

1.375% cash convertible notes due 2023(5)	1,000	1,000
1% cash convertible notes due 2023(5)	450	450
2.25% exchangeable senior debentures due 2046(5)	210	208
2.25% exchangeable senior debentures due 2048(5)	385	385
Live Nation margin loan	—	130
Formula 1 bank loan	2,902	2,902
Other corporate level debt	32	32
Total Attributed Formula One Group Debt	$4,979	$5,107
Fair market value adjustment	350	570
Total Attributed Formula One Group Debt (GAAP)	$5,329	$5,677
Formula 1 leverage(7)	5.3x	5.1x

Atlanta Braves debt	540	559
Total Attributed Braves Group Debt	$540	$559
Deferred loan costs	(5)	(5)
Total Attributed Braves Group Debt (GAAP)	$535	$554

Total Liberty Media Corporation Debt (GAAP)	$14,721	$15,476

(1)	Includes $90 million and $120 million of cash, liquid investments and restricted cash held at SiriusXM as of September 30, 2019 and December 31, 2019, respectively.
(2)	Includes restricted cash held in reserves pursuant to the terms of various financial obligations.
(3)	Includes $354 million and $402 million of cash and liquid investments held at Formula 1 as of September 30, 2019 and December 31, 2019, respectively.
(4)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(5)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
(6)	Includes SiriusXM revolving credit facility.
(7)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Total cash, liquid investments and restricted cash attributed to Liberty SiriusXM Group increased  $363 million during the fourth quarter as additional borrowing at Liberty SiriusXM and cash from operations at SiriusXM more than offset return of capital at both SiriusXM and Liberty SiriusXM.  Included in the cash, liquid investments and restricted cash balance attributed to Liberty SiriusXM Group at December 31, 2019 is $120 million at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM Group increased $339 million during the fourth quarter due to additional debt raised at Liberty SiriusXM Group. On November 26, 2019, Liberty Media closed a private offering of approximately $604 million of 2.75% exchangeable senior debentures due 2049.  The number of shares of SiriusXM common stock attributable to a debenture represents an initial exchange price of $8.62 per share. A total of approximately 70 million shares of SiriusXM common stock are attributable to the debentures. Net proceeds are expected to be used for general corporate purposes.

Total cash and liquid investments attributed to Formula One Group increased $168 million during the fourth quarter, primarily as a result of net borrowings and operating cash flow at F1, partially offset by Formula One Group’s purchase of Liberty SiriusXM Group shares.  Cash at F1 increased in the fourth quarter due to increased operating cash flow, partially offset by interest paid during the quarter.

Total debt attributed to Formula One Group increased $128 million during the quarter due to drawing down on the Live Nation margin loan to fund purchases of Liberty SiriusXM Group stock.

Total cash, liquid investments and restricted cash attributed to the Braves Group was relatively flat in the quarter as capital expenditures related to the mixed-use development was offset by cash from operations and borrowings during the quarter.

Total debt attributed to the Braves Group increased $19 million during the fourth quarter primarily due to additional borrowing to fund the second phase of the mixed-use development. The second phase of the Battery Atlanta mixed-use development is expected to cost approximately $200 million, which the Braves and affiliated entities expect to fund through a mix of approximately $55 million in equity and approximately $145 million in net debt.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 10:00 a.m. (E.S.T.) on February 26,  2020.  The call can be accessed by dialing (800)  458-4121 or (720)  543-0206, passcode 8907538 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, Formula 1’s race calendar and new races, costs and funding associated with the Battery Atlanta mixed-use development and new Braves facilities,  the continuation of our stock repurchase plan, and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses,  the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions (including SiriusXM’s acquisition of Pandora), rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement,  continued access to capital on terms acceptable to Liberty Media and changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

December 31, 2019 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$493	142	587	—	1,222
Trade and other receivables, net	670	28	69	—	767
Other current assets	227	97	92	—	416
Total current assets	1,390	267	748	—	2,405
Intergroup interests	—	—	292	(292)	—
Investments in affiliates, accounted for using the equity method	644	99	882	—	1,625

Property and equipment, at cost	2,686	923	171	—	3,780
Accumulated depreciation	(1,331)	(128)	(59)	—	(1,518)
	1,355	795	112	—	2,262

Intangible assets not subject to amortization
Goodwill	15,803	180	3,956	—	19,939
FCC licenses	8,600	—	—	—	8,600
Other	1,262	143	—	—	1,405
	25,665	323	3,956	—	29,944
Intangible assets subject to amortization, net	1,603	34	4,303	—	5,940
Other assets	764	75	1,212	(38)	2,013
Total assets	$31,421	1,593	11,505	(330)	44,189

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(23)	(9)	32	—	—
Accounts payable and accrued liabilities	1,294	63	264	—	1,621
Current portion of debt	1	59	—	—	60
Deferred revenue	1,930	70	113	—	2,113
Other current liabilities	72	5	17	—	94
Total current liabilities	3,274	188	426	—	3,888
Long-term debt	9,244	495	5,677	—	15,416
Deferred income tax liabilities	1,890	61	—	(38)	1,913
Redeemable intergroup interest	24	268	—	(292)	—
Other liabilities	683	203	161	—	1,047
Total liabilities	15,115	1,215	6,264	(330)	22,264
Equity / Attributed net assets	10,678	378	5,239	—	16,295
Noncontrolling interests in equity of subsidiaries	5,628	—	2	—	5,630
Total liabilities and equity	$31,421	1,593	11,505	(330)	44,189

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2019 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Sirius XM Holdings revenue	$7,794	—	—	7,794
Formula 1 revenue	—	—	2,022	2,022
Other revenue	—	476	—	476
Total revenue	7,794	476	2,022	10,292
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,291	—	—	2,291
Programming and content	462	—	—	462
Customer service and billing	475	—	—	475
Other	199	—	—	199
Cost of Formula 1 revenue	—	—	1,394	1,394
Subscriber acquisition costs	427	—	—	427
Other operating expenses	280	340	—	620
Selling, general and administrative	1,495	104	210	1,809
Acquisition and other related costs	84	—	—	84
Depreciation and amortization	537	71	453	1,061
	6,250	515	2,057	8,822
Operating income (loss)	1,544	(39)	(35)	1,470
Other income (expense):
Interest expense	(435)	(27)	(195)	(657)
Share of earnings (losses) of affiliates, net	(24)	18	12	6
Unrealized gain/(loss) on inter-group interests	—	(42)	42	—
Realized and unrealized gains (losses) on financial instruments, net	(41)	(4)	(270)	(315)
Other, net	(38)	2	45	9
	(538)	(53)	(366)	(957)
Earnings (loss) before income taxes	1,006	(92)	(401)	513
Income tax (expense) benefit	(271)	15	90	(166)
Net earnings (loss)	735	(77)	(311)	347
Less net earnings (loss) attributable to the noncontrolling interests	241	—	—	241
Net earnings (loss) attributable to Liberty stockholders	$494	(77)	(311)	106

Programming and content	30	—	—	30
Customer service and billing	4	—	—	4
Other costs of services	9	—	—	9
Operating	49	—	—	49
Selling, general and administrative	154	17	28	199
Stock compensation expense	$246	17	28	291

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2018 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Sirius XM Holdings revenue	$5,771	—	—	5,771
Formula 1 revenue	—	—	1,827	1,827
Other revenue	—	442	—	442
Total revenue	5,771	442	1,827	8,040
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,394	—	—	1,394
Programming and content	406	—	—	406
Customer service and billing	382	—	—	382
Other	126	—	—	126
Cost of Formula 1 revenue	—	—	1,273	1,273
Subscriber acquisition costs	470	—	—	470
Other operating expenses	123	265	—	388
Selling, general and administrative	878	100	204	1,182
Acquisition and other related costs	3	—	—	3
Depreciation and amortization	369	76	460	905
	4,151	441	1,937	6,529
Operating income (loss)	1,620	1	(110)	1,511
Other income (expense):
Interest expense	(388)	(26)	(192)	(606)
Share of earnings (losses) of affiliates, net	(11)	12	17	18
Unrealized gain/(loss) on inter-group interests	—	(24)	24	—
Realized and unrealized gains (losses) on financial instruments, net	(1)	(2)	43	40
Other, net	25	35	18	78
	(375)	(5)	(90)	(470)
Earnings (loss) before income taxes	1,245	(4)	(200)	1,041
Income tax (expense) benefit	(241)	15	50	(176)
Net earnings (loss)	1,004	11	(150)	865
Less net earnings (loss) attributable to the noncontrolling interests	328	6	—	334
Net earnings (loss) attributable to Liberty stockholders	$676	5	(150)	531

Programming and content	28	—	—	28
Customer service and billing	4	—	—	4
Other	5	—	—	5
Other operating expenses	17	—	—	17
Selling, general and administrative	102	11	25	138
Stock compensation expense	$156	11	25	192

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2019 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$735	(77)	(311)	347
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	537	71	453	1,061
Stock-based compensation	267	17	28	312
Share of (earnings) loss of affiliates, net	24	(18)	(12)	(6)
Unrealized (gains) losses on intergroup interests, net	—	42	(42)	—
Realized and unrealized (gains) losses on financial instruments, net	41	4	270	315
Noncash interest expense	7	1	1	9
Losses (gains) on dilution of investment in affiliate	—	—	(7)	(7)
Loss on early extinguishment of debt	57	—	—	57
Deferred income tax expense (benefit)	268	(7)	(141)	120
Intergroup tax allocation	(21)	(8)	29	—
Intergroup tax (payments) receipts	(3)	21	(18)	—
Other charges (credits), net	4	18	(14)	8
Changes in operating assets and liabilities
Current and other assets	(11)	(12)	20	(3)
Payables and other liabilities	39	23	38	100
Net cash provided (used) by operating activities	1,944	75	294	2,313
Cash flows from investing activities:
Cash proceeds from dispositions of investments	373	—	69	442
Cash (paid) received for acquisitions, net of cash acquired	313	—	—	313
Investments in equity method affiliates and debt and equity securities	(19)	(4)	(6)	(29)
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	11	—	—	11
Capital expended for property and equipment	(363)	(103)	(44)	(510)
Sales of short term investments and other marketable securities	73	—	—	73
Other investing activities, net	(4)	—	18	14
Net cash provided (used) by investing activities	384	(107)	37	314
Cash flows from financing activities:
Borrowings of debt	5,795	96	129	6,020
Repayments of debt	(4,833)	(31)	(7)	(4,871)
Series C Liberty SiriusXM stock repurchase	(419)	—	(24)	(443)
Subsidiary shares repurchased by subsidiary	(2,159)	—	—	(2,159)
Cash dividends paid by subsidiary	(68)	—	—	(68)
Taxes paid in lieu of shares issued for stock-based compensation	(201)	(4)	(6)	(211)
Other financing activities, net	(38)	(7)	4	(41)
Net cash provided (used) by financing activities	(1,923)	54	96	(1,773)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	—	—
Net increase (decrease) in cash, cash equivalents and restricted cash	405	22	427	854
Cash, cash equivalents and restricted cash at beginning of period	102	190	160	452
Cash, cash equivalents and restricted cash at end of period	$507	212	587	1,306

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2018 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,004	11	(150)	865
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	369	76	460	905
Stock-based compensation	156	11	25	192
Share of (earnings) loss of affiliates, net	11	(12)	(17)	(18)
Unrealized (gains) losses on intergroup interests, net	—	24	(24)	—
Realized and unrealized (gains) losses on financial instruments, net	1	2	(43)	(40)
Noncash interest expense	(8)	5	2	(1)
Losses (gains) on dilution of investments in affiliate	—	—	1	1
Loss on early extinguishment of debt	—	—	1	1
Deferred income tax expense (benefit)	231	(1)	(63)	167
Intergroup tax allocation	22	(14)	(8)	—
Intergroup tax (payments) receipts	(20)	35	(15)	—
Other charges (credits), net	2	(20)	1	(17)
Changes in operating assets and liabilities
Current and other assets	(4)	8	(35)	(31)
Payables and other liabilities	21	(22)	133	132
Net cash provided (used) by operating activities	1,785	103	268	2,156
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	155	244	399
Cash (paid) received for acquisitions, net of cash acquired	(2)	—	—	(2)
Investments in equity method affiliates and debt and equity securities	(405)	—	(9)	(414)
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	14	—	—	14
Capital expended for property and equipment, including internal-use software and website development	(356)	(33)	(14)	(403)
Other investing activities, net	(7)	37	6	36
Net cash provided (used) by investing activities	(756)	159	227	(370)
Cash flows from financing activities:
Borrowings of debt	2,795	123	699	3,617
Repayments of debt	(2,431)	(317)	(1,309)	(4,057)
Series C Liberty SiriusXM stock repurchases	(466)	—	—	(466)
Subsidiary shares repurchased by subsidiary	(1,314)	—	—	(1,314)
Cash dividends paid by subsidiary	(59)	—	—	(59)
Taxes paid in lieu of shares issued for stock-based compensation	(127)	—	(3)	(130)
Other financing activities, net	50	(18)	(3)	29
Net cash provided (used) by financing activities	(1,552)	(212)	(616)	(2,380)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(1)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(523)	50	(122)	(595)
Cash, cash equivalents and restricted cash at beginning of period	625	140	282	1,047
Cash, cash equivalents and restricted cash at end of period	$102	190	160	452

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months and years ended December 31, 2018 and December 31, 2019, respectively.

(amounts in millions)	4Q18	4Q19	2018	2019
Liberty SiriusXM Group
Revenue	$1,496	$2,062	$5,771	$7,794

Operating income	$436	$370	$1,620	$1,544
Depreciation and amortization	95	141	369	537
Stock compensation expense	39	63	156	246
Litigation settlement(1)	—	—	69	25
Acquisition and other related costs	3	1	3	84
Adjusted OIBDA	$573	$575	$2,217	$2,436

Formula One Group
Revenue	$481	$523	$1,827	$2,022

Operating income (loss)	$(29)	$(23)	$(110)	$(35)
Depreciation and amortization	115	113	460	453
Stock compensation expense	6	7	25	28
Adjusted OIBDA	$92	$97	$375	$446

Braves Group
Revenue	$32	$34	$442	$476

Operating income (loss)	$(28)	$(45)	$1	$(39)
Depreciation and amortization	14	17	76	71
Stock compensation expense	2	4	11	17
Adjusted OIBDA	$(12)	$(24)	$88	$49

Liberty Media Corporation (Consolidated)
Revenue	$2,009	$2,619	$8,040	$10,292

Operating income	$379	$302	$1,511	$1,470
Depreciation and amortization	224	271	905	1,061
Stock compensation expense	47	74	192	291
Litigation settlement(1)	—	—	69	25
Acquisition and other related costs	3	1	3	84
Adjusted OIBDA	$653	$648	$2,680	$2,931

(1)

During the first quarter of 2019, SiriusXM recorded a one-time expense of $25 million related to a legal settlement reserve for Do-Not-Call litigation. During the second quarter of 2018, SiriusXM recorded a one-time expense of $69 million related to music royalty legal settlements and reserves. These expenses are included in the selling, general and administrative expense and revenue share and royalties line items, respectively, in SiriusXM’s consolidated financial statements, but have been excluded from Adjusted OIBDA for the corresponding periods as these expenses do not relate to the ongoing performance of the business.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization.  SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below.  Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019 and the twelve months ended December 31, 2018, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business.  SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting.  SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies.  SiriusXM believes investors use adjusted EBITDA to estimate its current enterprise value and to make investment decisions.  As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense.  SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business.  SiriusXM also believes the exclusion of the legal settlements and reserves, acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of SiriusXM’s normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM’s operating results after giving effect for these costs, should refer to net income as disclosed in its consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Years Ended
	December 31,
	2018	2019
($ in millions)
Net income:	$1,176	$914
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	69	25
Acquisition and other related costs(1)	3	84
Share-based payment expense	133	229
Depreciation and amortization	301	468
Interest expense	350	390
Loss on extinguishment of debt	—	57
Other expense (income)	(44)	3
Income tax expense	245	283
Purchase price accounting adjustments:
Revenues	7	13
Operating expenses	—	(14)
Pro forma adjustments(2)	(109)	(25)
Adjusted EBITDA	$2,131	$2,427

(1)	Acquisition and other related costs include $21 million of share-based compensation expense.
(2)

Pro forma adjustment for the year ended December 31, 2019 includes Pandora's January 2019 net income of $(44) million plus depreciation and amortization of $6 million,  share-based payment expense of $11 million,  acquisition and other related costs of $1 million, and interest expense of $2 million offset by other expense (income) of $1 million.  Pro forma adjustment for year ended December 31, 2018 includes Pandora's net income for the year ended December 31, 2018 of $(328) million plus depreciation and amortization of $61 million, share-based payment expense of $111 million, loss on extinguishment of debt of $17 million, and interest expense of $27 million, transaction related costs recorded by Pandora related to the acquisition by Sirius XM $12 million, contract termination fees $6 million, offset by other expense (income) of $7 million and income tax benefit of $8 million.